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                                                                    Exhibit 2(i)


                            ARTICLES OF INCORPORATION

                                       OF

                               LIEGE HOLDING, INC.

         The undersigned subscriber to these Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Florida.

                                 ARTICLE I. NAME

         The name of the Corporation shall be Liege Holding, Inc. The principal place of business shall be 120 N. U.S. Highway One, #100, Tequesta, FL 33469.

                         ARTICLE II. NATURE OF BUSINESS

         The Corporation may engage in or transact all lawful activities or businesses permitted under the laws of the United States, the State of Florida, or any other state, country, territory or nation.

                           ARTICLE III. CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 shares of Common Stock with a par value of $0.01 per share.

         None of the shares of Common Stock shall be entitled to any preference over any other shares of such stock.

                          ARTICLE IV. REGISTERED AGENT

         The street address of the initial registered office of the Corporation shall be 120 N. U.S. Highway One, #100, Tequesta, Florida 33469 and the name of the initial registered agent of the Corporation at that address is Vicki J. Lavache.

                          ARTICLE V. TERM OF EXISTENCE

         The Corporation shall exist perpetually.

                              ARTICLE VI. DIRECTORS

         The Corporation shall have one (1) director initially. The name and address of the initial member of the Board of Directors is John O'Keefe, 120 N. U.S. Highway One, Suite #100, Tequesta, Florida 33469.



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                            ARTICLE VII. INCORPORATOR

         The name and address of the incorporator to these Articles of Incorporation is John O'Keefe, 120 N. U.S. Highway One, Tequesta, Florida 33469.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 17th day of March 1999.




                                              /s/ John O'Keefe






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                    CERTIFICATE DESIGNATING PLACE OF BUSINESS
                     OR DOMICILE FOR THE SERVICE OF PROCESS
                    WITHIN THIS STATE, NAMING AGENT UPON WHOM
                              PROCESS MAY BE SERVED


         The following is submitted in accordance with the requirements of Chapter 48.091, Florida Statutes:

         LIEGE HOLDING, INC., desiring to organize under the laws of the State of Florida with its registered office address, as indicated in the Articles of Incorporation, as 120 N. U.S. Highway One, #100, Tequesta, Florida 33469, has named VICKI J. LAVACHE as its agent to accept service of process within this State.

                                 ACKNOWLEDGEMENT

         Having been named to accept service of process for the above-stated Corporation at the place designated in this Certificate, I hereby accept to act in this capacity and agree to comply with the provisions of Chapter 48.091, F.S., relative to keeping open said office.



                                               /s/ Vicki J. Lavache





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